EXHIBIT 99.2

Secured Promissory Note

$350,000.00	October 31. 2025

This Secured Promissory Note (“Note”) is between My City Builders, Inc. (“Borrower”) and RAC Gadsden LLC (“Lender”). Borrower promises to pay to Lender the principal amount of $350,000.00 (“Principal”) plus interest at the rate of 9.5% per year (“Interest”). The Principal and Interest are collectively referred to in this Note as the “Obligations”. All payments are payable to Lender in lawful US currency at 100 Biscayne Blvd., #1611, Miami, Florida 33132, or where otherwise designated in writing by Lender.

1. Payment Terms. The Obligations are due on three years from the date of this Note on October 30, 2028.

2. Application of Payments. All payments will be applied to payment of Principal, accrued Interest, and any charges and expenses (including reasonable attorney’s fees, if any) in such order as Lender elects, except that payments will be applied to accrued Interest before Principal.

3. Late Charges. If any payment of Principal or Interest under this Note is past due by 15 days or more, Lender will be entitled to collect, to the extent permitted by applicable law, a late charge in an amount equal to (a) 3% of the payment or (b) any lesser maximum amount permitted under applicable law. All late charges will be deemed liquidated damages and not a penalty.

4. Related Agreements. This Note is:

(a)	being signed by Borrower under the provisions of the Asset Purchase Agreement between Borrower and Lender (“Loan Agreement”) dated October 31, 2025, and

(b)	secured by the Security Agreement (“Security Agreement”) entered into between Borrower and Lender dated October 31, 2025.

The Loan Agreement and the Security Agreement are collectively referred to in this Note as the “Related Agreements”.

5. Default. In this Note, Event of Default means the occurrence of any of the following events or circumstances:

(a)	The failure of Borrower to make a payment when due under this Note, but subject to any notice or grace period provided for in the Related Agreements for curing a payment default.

(b)	The occurrence of a default or event of default under the Related Agreements, but subject to any notice or grace period provided for in the Related Agreements for curing such default or breach.

(c)	The failure of Borrower to begin phase 1 construction on the Acquired Assets, as set forth in the Loan Agreement.

If an Event of Default occurs, Lender may declare all of the Obligations to be immediately due.

Secured Promissory Note

6. Remedies. Upon the occurrence of any Event of Default either, (i) the entire Principal balance of this Note and all accrued and unpaid Interest and costs will at once become due and payable or (ii) Borrower shall return ownership of the Acquired Assets, as defined in the Loan Agreement, to Lender. Lender will be entitled to pursue all rights and remedies available to Lender at law or in equity, regardless of whether Lender has accelerated the indebtedness evidenced by this Note. The failure of Lender to exercise any right with respect to any default will not constitute a waiver of such right. Acceptance by Lender of partial payments or partial performance will not constitute a waiver of Borrower’s obligation to fully and immediately discharge all sums then due and to perform all of Borrower’s covenants and agreements under this Note.

7. Waivers. Borrower waives presentment for payment, demand, notice of nonpayment (whether at maturity or otherwise), notice of dishonor and protest, and any lack of diligence or delays in collection or enforcement of every kind.

8. Prepayment. Borrower may prepay all or any portion of the then outstanding Principal without premium or penalty of any kind. Any accrued Interest on the prepaid portion of the Principal must be paid concurrently with the prepayment of the Principal.

9. Maximum Permissible Interest Rate. No provision of this Note establishes or requires the payment of Interest at a rate in excess of the maximum rate permitted by law. If the Interest required to be paid under this Note exceeds the maximum rate permitted by law, it will automatically be reduced to the maximum rate permitted by law. If any Interest paid exceeds the then applicable legal rate, the excess Interest paid over the maximum amount permitted by law will automatically be applied:

(a)	to reduce any unpaid costs,

(b)	to reduce any accrued and unpaid Interest, and then

(c)	to reduce Principal.

Any remaining balance will be refunded to Borrower.

Secured Promissory Note

10. Costs and Attorney’s Fees. Borrower promises to pay to Lender upon demand all costs of collection, including reasonable attorney’s fees and court costs, incurred by Lender in enforcing and collecting this Note following the occurrence of an Event of Default, whether suit be brought or not, together with interest on costs at the interest rate then applicable under this Note.

11. Successors and Assigns. The covenants and agreements contained in this Note will bind and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and assigns. Borrower may not assign or delegate Borrower’s obligations in this Note without Lender’s prior written consent, which may be given or withheld in Lender’s sole and absolute discretion.

12. Governing Law. This Note and the rights and duties of the parties will be construed and determined in accordance with the laws of the state of Alabama (without giving effect to any choice or conflict of law provisions), and all actions to enforce the provisions of this Note will be brought only in a court of competent jurisdiction in the state of Alabama.

BORROWER:

My City Builders, Inc.
Date:
Yolanda Goodell, Interim CEO

Secured Promissory Note